UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     May 13, 2009

Vishay Intertechnology, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

63 Lancaster Avenue Malvern, PA 19355	19355-2143
(Address of Principal Executive Offices)	(Zip Code)

610-644-1300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2009, Vishay Intertechnology, Inc. (the “Company”) entered into an amended and restated employment agreement with Dr. Felix Zandman, the Chief Technical and Business Development Officer of the Company and the Executive Chairman of the Company’s Board of Directors.  This agreement amends and restates the existing employment agreement between the Company and Dr. Zandman that was previously amended and restated as of January 1, 2004.

The purpose of the amendment was to eliminate the right of Dr. Zandman to receive a royalty during the ten years following his termination of employment equal to 5% of gross sales, less returns and allowances, of Vishay products incorporating patents, inventions and any other form of technology created, discovered or developed by him or under his direction.  The royalty was payable in the event Dr. Zandman was terminated without “cause” or resigned for “good reason,” as defined in the 2004 employment agreement.  This provision was carried over from Dr. Zandman’s original employment agreement of March 1985, and could not be modified or eliminated without Dr. Zandman’s consent.  It was a reflection, among other things, of Dr. Zandman’s key role in the founding of the Company and in creating, developing and commercializing the Company’s technologies and the absence of any compensation to Dr. Zandman for the core intellectual property that he has contributed to the Company over the years from its inception.

The Company engaged a consultant in 2007 to assist its evaluation of the royalties to which Dr. Zandman would be entitled were his employment to be terminated.  Based in part upon the work of this consultant and its own updated computations, management estimated that the present value of the royalties to which Dr. Zandman would be entitled were his employment terminated at December 31, 2008 would be between approximately $370 million and $445 million, with a possible tax gross-up if the royalties were payable in connection with a change of control and deemed subject to an excise tax.  (This present value does not factor in any assessment of the probability of payment.)

The principal modifications to the 2004 employment agreement include the following:

•	Dr. Zandman’s right to the royalty payments has been terminated.

•	Dr. Zandman is entitled to a payment of $10 million as of the effective date of the amended and restated agreement, to be followed by five successive annual payments of $10 million.

•	Payments may be deferred with interest in the event that making such payment would jeopardize the ability of the Company to continue as a going concern.

•
Payments will accelerate if, following a change of control of the Company, Dr. Zandman is terminated without cause or if he terminates employment for good reason.  In the event of Dr. Zandman’s death or disability, the unpaid annual installments would accelerate upon a change of control, whether it occurs before or after the death or disability.  If an excise tax were imposed under Section 4999 of the Internal Revenue Code due to the acceleration of the payments, the Company will reimburse Dr. Zandman for the excise tax on customary terms.

•
Absent a change of control, if the Company were to terminate Dr. Zandman’s employment without cause or Dr. Zandman were to terminate employment for good reason or in the event of his death or disability, the unpaid annual installment payments would not accelerate and would continue until completed.

•	Dr. Zandman will forfeit future payments if he terminates his employment without good reason or if his employment is terminated for cause.

•	Dr. Zandman will not receive any other severance payments upon his termination of employment for any reason.

•	Other terms of the 2004 Agreement remain substantially the same. Dr. Zandman continues to be subject to non-competition, non-solicitation, non-disparagement and confidentiality covenants.

The foregoing description of the Amended and Restated Employment Agreement is qualified by the Amended and Restated Employment Agreement, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.           Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Vishay Intertechnology, Inc. and Dr. Felix Zandman

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 13, 2009

VISHAY INTERTECHNOLOGY, INC.

		By:	/s/ Lior E. Yahalomi
		Name:	Dr. Lior E. Yahalomi
		Title:	Executive Vice President and
Chief Financial Officer